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                                                                      EXHIBIT 16

                       [KPMG PEAT MARWICK LLP LETTERHEAD]


                                July 7, 1997

Security and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for KinderCare Learning Centers, Inc. Savings and Investment Plan and, under the date of June 25, 1996, we reported on the financial statements of the KinderCare Learning
Centers, Inc. Savings and Investment Plan as of and for the years ended December 31, 1995 and 1994. On June 30, 1997, our appointment as principal accountants was terminated. We have read KinderCare Learning Centers, Inc. Savings and Investment Plan's statements included under Item 4 of its Form 8-K dated June 30, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with KinderCare Learning Centers, Inc. Savings and Investment Plan's statement that Deloitte & Touche LLP was not consulted with respect to the Plan on items which (1) were or should have been subject to SAS 50 or (2) concern the subject matter of a disagreement or reportable event with the former auditors (as described in Regulation S-K, Item 304(a)(2)).


Very truly yours,
/s/ KPMG PEAT MARWICK LLP